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                                                                   Exhibit 4.(c)

                     ANCHOR NATIONAL LIFE INSURANCE COMPANY

                        TAX-SHELTERED ANNUITY ENDORSEMENT

This Endorsement is part of the Certificate to which it is attached and, through such attachment, part of The Group Annuity Contract (the "Contract") of which the Certificate is part. The Certificate, with this Endorsement, is issued as a tax sheltered annuity under Section 403(b) of the Internal Revenue Code of 1986, as amended (together with applicable regulations, the IRC). The Certificate may be used with an arrangement not subject to the Employee Retirement Income Security Act of 1974, as amended (together with applicable regulations, "ERISA") or an arrangement that is subject to ERISA (an "ERISA Plan").

The Certificate and Contract may be used with an arrangement that is not an ERISA Plan because the arrangement satisfies the requirements of ERISA Regulation 2510.3-2(f) as not being established or maintained by an employer (a "Regulatory Non-ERISA Arrangement"). If the Contract and Certificate have been issued in connection with a Regulatory Non-ERISA Arrangement, it is so indicated on the Certificate Data Page and Payments will be treated as not being subject to ERISA. In such event, the Contractholder shall merely hold this Contract in its name and all rights under the Contract shall be enforceable solely by the Participant, a Beneficiary of the Participant or by an authorized representative of such Participant or Beneficiary.

This Certificate and Contract may also be used with an arrangement that is not an ERISA Plan because it is exempt under Section 4 (b) of ERISA as a governmental or non-electing church plan (a "Statutory Non-ERISA Plan"). If the Contract and Certificate have been issued in connection with a Statutory Non-ERISA Plan, it is indicated on the Certificate Data Page and Payments will be treated as not being subject to ERISA. The Certificate Data Page will also indicate whether the Statutory Non-ERISA Plan has employer non-salary reduction contributions, a plan document and a Plan Administrator. If it has such contributions, a plan document and a Plan Administrator, it, along with any ERISA Plan, will be referred to as a "Plan" in this Endorsement. If it does not, it will not be included within the meaning of a Plan.

Notwithstanding any provision contained therein to the contrary, the Certificate to which this Endorsement is attached is amended as follows:

CONTRACTHOLDER, PARTICIPANT AND ANNUITANT

1. The Contractholder must be an organization described in IRC Section 403(b)(1)(A) or a Trustee serving as the nominal holder of the Contract. The term "Employee" or "Participant", as used in this Endorsement, shall mean the individual Employee (including a former employee, beneficiaries of a deceased employee and any alternate Payee under qualified Domestic Relations Orders as and to the extent applicable) for whose benefit an organization described in IRC Section 403(b)(1)(A) has established an annuity arrangement under IRC Section 403(b). Such Employee shall be the Annuitant and the Participant.

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     If the Certificate is issued to an organization described in IRC Section
     403(b)(1)(A) in connection with a Plan and We are notified in writing, employees of entities within the Contractholder's control group, with the meaning of IRC Section 414(b) or (c), covered by the Plan and which are organizations described in Section 403(b)(1)(A) may also be covered under this Certificate(a "Related Entity").

     The Annuitant cannot be changed, except as otherwise permitted under the IRC. A joint Participant cannot be named. All distributions made while the Employee is alive must be made to the Employee. The entire interest of the Employee in the Certificate is for the exclusive benefit of the Employee and his or her beneficiaries as such and each Employee shall have a separate account which is separately record kept and represented by the Certificate.

     The Plan Administrator for a Plan shall be the Contractholder unless We are notified otherwise in writing by the Contractholder. The Plan Year for a Plan shall be the calendar year unless We are notified otherwise in writing by the Plan Administrator.

NONTRANSFERABLE

2. The interest of the Employee in the Certificate is non-transferable within the meaning of IRC Section 401(g). In particular, such interest may not be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose to any person other than Us. To the extent permitted by law no amount payable under this Certificate shall be subject to legal process or attachment for payment of any claims against any Participant. The interest of the Employee in the Certificate except as either (a) provided by law, or (b) if issued in connection with a Plan, with regard to non-salary reduction contributions, is non-forfeitable.

PAYMENTS

3. Purchase payments ("Payments"), must be made by an organization described in IRC Section 403(b)(1)(A), except in the case of rollover contributions under IRC Sections 403(b)(8) and 408(d)(3), or a nontaxable transfer pursuant to Revenue Ruling 90-24 from another contract qualifying under IRC
     Section 403(b) or a custodial account qualifying under IRC Section 403(b)(7) (the "Exception Payments"). Payments may be either Employer contributions or salary reduction contributions. No after tax contributions are permitted to be made under this Certificate.

     If this Certificate is used in connection with a Plan, Exception Payments may be made only to the extent permitted by the Plan. Unless, and until We are notified in writing otherwise by the Plan Administrator, We shall be entitled to assume that all Exception Payments are permitted by the Plan.

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     The Employee must be an employee of the Contractholder or a Related Entity with regard to salary reduction or Employee contributions except that, if the Contractholder is a Trustee, salary reduction and Employer contributions may be for any employee of an organization described in IRC
     Section 403(b)(1)(A). Exception payments may be made with regard to any amounts originating from an IRC Section 403(b) arrangement to the extent permitted by law. Payments made pursuant to a salary reduction agreement shall be limited to the extent provided in IRC Section 402(g). Payments shall not exceed the limitations on contributions under IRC Section 403(b)(2) and IRC Section 415. All payments must be in cash.

     To the extent Payments are in excess of the amounts permitted under IRC Sections 402(g), 415, or 403(b), We may distribute amounts equal to such excess as permitted by applicable law, including but not limited to Treasury Regulation Section 1.415-6(b)(6)(iv), provided that, if the Certificate is used in connection with a Plan, such amounts shall be distributed only upon the written direction of the Plan Administrator.

     If this Certificate is not used in connection with a Plan, pursuant to Treasury Regulation Section 1.415-6(b)(6)(iv), if as a result of the allocation of forfeitures, reasonable error in estimating an Employee's annual compensation, a reasonable error in determining the amount of elective deferrals (within the meaning of IRC Section 402(g)(3)) that may be made with respect to any individual under the limits of IRC Section 415, or under other limited facts and circumstances that the Commissioner of the Internal Revenue Service finds justify the availability of the rules of the Section, the annual additions for an Employee would exceed the limitation of Section 415 applicable to the Employee, the excess payments (together with earnings thereon) shall upon the written request of the Employee be distributed to the Employee.

     If the Employee notifies Us in writing prior to March 1 following the close of the Employee's tax year of any excess deferrals available under IRC
     Section 402(g) made by him or her to the Certificate, We will use reasonable efforts to distribute such amounts (and income allocable to that amount) to the Employee by April 15, provided that, if this Certificate is used in connection with a Plan, any notice must be given to Us in writing by the Plan Administrator and not the Employee.

     In addition, Payments are further limited as otherwise provided in this Endorsement. Any minimum required Payment set forth in the Certificate or Group Annuity Contract shall not apply.

     Any Exception Payment made pursuant to Revenue Ruling 90-24 shall be treated as (a) salary reduction contributions made after December 31, 1988 for purposes of the limitations on withdrawals under Sections 9 and 10 of the Endorsement unless such amounts were not prior to transfer subject to the limitations of IRC Sections 403(b) (11) or

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     403(b)(7) and We are provided in a form satisfactory to Us prior to such
     Exception Payment being made to Us both evidence of such amounts not being subject to such limitation and a record of the amount and type of contribution, and any income thereon, which was not subject to such limitations and (b) made after December 1, 1986, unless such amounts were accrued as of December 31, 1986 and We are provided in a form satisfactory to Us prior to such Exception Payment being made to Us both evidence of such amounts being accrued as of December 31, 1986 and a record of the information required by Proposed Treasury Regulation 1.403(b)-2 Q&A-2.

     With regard to any Exceptions Payments, We may require proof that such amounts meet the requirements of the IRC and the applicable rules and regulations thereunder.

REQUIRED BEGINNING DATE

4. The Employee's entire interest in the Certificate shall be distributed as required under IRC Section 403(b)(l0), including the requirement that payments to persons other than the Employee are incidental.

     Except as otherwise provided by law, the term "required beginning date" as used in this Endorsement means April 1 of the calendar year following the later of (1) the calendar year in which the Employee attains age 70-1/2, or
     (2) the calendar year in which the Employee retires. However, the required beginning date means April 1 of the calendar year following the calendar year in which the Employee attains age 70-1/2 for an Employee who:

     (a) is a 5% owner (as defined in IRC Section 416) of the organization described in section 1 of this Endorsement with respect to the plan year ending in the calendar year in which the Employee attains age 70-1/2; and

     (b)    is not in a governmental plan or a church plan (as defined in IRC
            Section 401(a)(9)(C)).

     Notwithstanding the foregoing, for amounts accrued as of December 31, 1986, "required beginning date" means, except as otherwise provided by law, the later of the foregoing or the Employee's attainment of age 75.

DISTRIBUTIONS DURING EMPLOYEE'S LIFE

5. Unless otherwise permitted under applicable law, and subject to the other provisions of this Endorsement, the Employee's entire interest shall be distributed no later than the required beginning date, or shall be distributed, beginning no later than the required beginning date, over (a) the life of the Employee, or the joint lives of the Employee and an individual who is his or her designated beneficiary (within the meaning of IRC Section 401(a)(9)), or (b) a period not extending beyond the life expectancy of the Employee or the joint life and last survivor expectancy of the Employee and the designated beneficiary, as required by law.

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     If the Employee's interest is to be distributed over a period greater than one year, then the amount to be distributed by December 31 of each year (including the year in which the required beginning date occurs) shall be made in accordance with the requirements of IRC Section 401(a)(9), including the incidental death benefit requirements of IRC Section 401(a)(9)(G) and the minimum distribution incidental benefit requirement of Proposed Treasury Regulation Section 1.401 (a)(9)-2.

DISTRIBUTIONS AFTER EMPLOYEE'S DEATH

6. Unless otherwise permitted under applicable law, and subject to the other provisions of this Endorsement, if the Employee dies on or after the required beginning date (or if distributions have begun before the required beginning date as irrevocable annuity payments), the remaining portion of the Employee's interest (if any) shall be distributed at least as rapidly as under the method of distribution in effect as of the Employee's death. Unless otherwise permitted under applicable law, if the Employee dies before the required beginning date and an irrevocable annuity distribution has not begun, the Employee's entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death, except that:

     (a) if the interest is payable to an individual who is the Employee's designated beneficiary, the designated beneficiary may elect to receive the entire interest over the life of the designated beneficiary or over a period not extending beyond the life expectancy of the designated beneficiary, commencing on or before December 31 of the calendar year immediately following the calendar year in which the Employee died; or

     (b) if the designated beneficiary is the Employee's surviving spouse, the surviving spouse may elect to receive the entire interest in equal or substantially equal payments over the life of the surviving spouse or over a period not extending beyond the life expectancy of the surviving spouse, commencing at any date prior to the later of:

            (i) December 31 of the calendar year immediately following the calendar year in which the Employee died, and

            (ii) December 31 of the calendar year in which the Employee would have attained age 70-1/2.

     If the surviving spouse dies before distributions begin, the limitations of this section 6 (without regard to this provision (b)) shall be applied as if the surviving spouse were the Employee.

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     An irrevocable election of the method of distribution by a designated beneficiary who is the surviving spouse must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Employee's death or the date distributions are required to begin pursuant to provision (b) above. If no election is made, the entire interest will be distributed in accordance with the method of distribution in provision (b) above.

     An irrevocable election of the method of distribution by a designated beneficiary who is not the surviving spouse must be made no later than December 31 of the calendar year immediately following the calendar year in which the Employee died. If no such election is made, the entire interest will be distributed by December 31 of the calendar year containing the fifth anniversary of the Employee's death.

     Subject to Section 15 of this Endorsement, if the Employee has not designated a Beneficiary, his or her Beneficiary shall be his or her estate.

LIFE EXPECTANCY CALCULATIONS

7. Life expectancies will be calculated in accordance with the applicable requirements of the IRC and will be computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.

     If benefits under the Certificate are payable in accordance with an Annuity Payment Option provided under the Certificate, life expectancy shall not be recalculated. If benefits are payable under an alternate form acceptable to Us, life expectancies shall not be recalculated unless annual recalculations are elected at the time distributions are required to begin
     (a) by the Employee, or (b) for purposes of distributions beginning after the Employee's death, by the surviving spouse; in either case in a manner acceptable to Us. Such an election shall be irrevocable as to the Employee or the surviving spouse, and shall apply to all subsequent years.

     The life expectancy of a non-spouse designated beneficiary (a) may not be recalculated, and (b) shall be calculated using the attained age of such designated beneficiary during the calendar year in which distributions are required to begin pursuant to this Endorsement. Payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year in which life expectancy was first calculated.

ANNUITY PAYMENT OPTIONS

8. All Annuity Payment Options under the Certificate must meet the requirements of IRC Section 403(b)(10), including the requirement that payments to persons other than the Employee are incidental. The provisions of this Endorsement reflecting the requirements of IRC Sections 401(a)(9) and 403(b)(10) override any Annuity Payment Option, systematic withdrawal plan or other settlement options which is inconsistent with such requirements.

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     If a guaranteed period of payments is chosen under an Annuity Payment
     Option, the length of the period over which the guaranteed payments are to be made must not exceed the shorter of (1) the Employee's life expectancy, or if a Joint Annuitant is named, the joint and last survivor expectancy of the Employee and the Joint Annuitant, and (2) the applicable maximum period under Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

     All payments made under a joint and survivor Annuity Payment Option after the Employee's death while the Joint Annuitant is alive must be made to the Joint Annuitant. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must either be non-increasing or may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-l of the Proposed Income Tax Regulations.

WITHDRAWAL OF CONTRIBUTIONS

9. Withdrawals and other distributions attributable to contributions made pursuant to a salary reduction agreement after December 31, 1988, and the earnings on such contributions and earnings on the salary reduction contributions and earnings thereon held on December 31, 1988, shall not be paid unless the Employee has reached age 59-1/2, separated from service, died, become disabled (within the meaning of IRC Section 72(m)(7)) or incurred a hardship; provided that amounts permitted to be distributed in the event of hardship shall be limited to actual salary deferral contributions (excluding earnings thereon); and provided further that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted by IRC Section 414(p). Code Section 72(m)(7) provides that an individual shall be considered disabled if he is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or to be of long-continued and indefinite duration. In addition to the foregoing, if the Certificate is used in connection with a Plan, withdrawals and other distributions are not permitted except in accordance with the Plan terms as certified in writing to Us by the Plan Administrator and a certification of the Plan Administrator that such terms and the above requirement have been satisfied.

WITHDRAWAL OF CUSTODIAL ACCOUNT CONTRIBUTIONS

10. Payments made by a nontaxable transfer from a custodial account qualifying under IRC Section 403(b)(7) (or amounts attributable to such an account), will not, except to the extent otherwise permitted by the IRC, be paid or made available before the Employee dies, attains age 59-1/2, separates from service, becomes disabled (within the meaning of IRC Section 72(m)(7), as defined in Section 9 above), or in the case of such amounts attributable to contributions made pursuant to a salary reduction agreement, encounters financial hardship; provided, that such amounts permitted to be paid or made available in the event of financial hardship shall be limited to amounts attributable to actual salary deferral contributions (excluding earnings thereon); and provided further, that amounts may be distributed pursuant to a qualified domestic relations order to the extent permitted

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     by IRC Section 414(p). Section 9 of this Endorsement shall not apply to payments or earnings subject to this Section 10, which shall instead govern. Notwithstanding the foregoing, if this Certificate is used in connection with a Plan, withdrawals and other distributions are not permitted except in accord with the terms of the Plan as certified in writing to Us by the Plan Administrator and a certificate of the Plan Administrator that such terms and the above requirement have been satisfied.

HARDSHIP WITHDRAWALS

11.  A. Hardship withdrawals are permitted in accordance with Section 9 and
        Section 10 above in the event of an Immediate and Heavy Financial Need of the Employee where such withdrawal is Necessary to Satisfy such Financial Need, within the meaning of the IRC, provided that, if this Certificate is used in connection with a Plan, hardship withdrawals shall be permitted only to the extent permitted in the Plan as certified in writing to Us by the Plan Administrator.

     B. If this Certificate is not used in connection with a Plan:

        An Immediate and Heavy Financial Need is limited to:

        (a) Payment of costs for unreimbursed medical care (as defined in the IRC) previously incurred by the Employee or his or her spouse or dependent (or necessary for those persons to obtain such medical care); or

        (b) Payment of tuition, related educational fees and room and board expenses for the next twelve (12) months of post-secondary education of the Employee or his or her spouse, children or other dependents (so claimed on the Participant's Federal Income Tax return); or

        (c) Payment of costs directly related to the purchase (exclusive of mortgage payments) of a principal residence for the Employee; or

        (d) Payment of amounts needed to prevent the eviction of the Employee from his or her principal residence or foreclosure on the mortgage of the Employee's principal residence; or

        (e) Such other financial needs as may be specifically promulgated by the Internal Revenue Service as part of its "safe harbor" definition of an Immediate and Heavy Financial Need.

        In order to evidence that the withdrawal is necessary to satisfy such financial need the following conditions must be satisfied:

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        (f) the amount cannot be more than the amount needed to satisfy the need, together with any amounts necessary to pay any Federal, state or local income taxes or penalties reasonably anticipated to result from the distribution;

        (g) the Employee has obtained all distributions, except for hardship distributions, and all nontaxable loans then available under all plans and arrangements maintained by the Employee's employer;

        (h) salary reduction elective deferral contributions ("elective deferrals") made and interest credited to such amounts prior to January 1, 1989 will be used to satisfy Employee's withdrawal request before elective deferrals made after December 31, 1988;

        (i) the Employee shall have represented to us

            (1) As to need under (a)-(e) above and as to (f), (g) and (h) above;

            (2) That Employee will not make elective deferrals or employee contributions into this Certificate or, to the extent required by the Federal tax rules, any other plan or arrangement maintained by Employee's employer during the twelve (12) months following Employee's hardship withdrawal;

            (3) That Employee's elective deferrals into this Certificate, or to the extent required by Federal tax rules, any other plan or arrangement maintained by Employee's employer will be limited for the next taxable year to the annual limit under IRC Section 402(g) for that year minus Employee's elective deferrals for the year of the hardship withdrawal;

            (4) That Employee recognizes that the withdrawal will be subject to any applicable income taxes, penalty taxes, contract charges and other applicable costs on this withdrawal and that, prior to January 1, 1999, the amount of Employee's hardship withdrawal is an eligible rollover distribution and will be subject to 20% Federal tax withholding to the extent it is not directly rolled over to an eligible retirement plan;

            (5) That Employee recognizes that We do not make any representation or warranty regarding the tax consequences resulting from Employee's hardship withdrawal, that any payment made to Employee as a result of his or representation does not constitute a

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                determination by Us that the withdrawal meets the standards for hardship withdrawal under the IRC and that the hardship withdrawal is being made to Employee based solely on Employee's representations; and

            (6) As We otherwise require.

     C. If the Certificate is used in connection with a Plan, a hardship withdrawal will be permitted only as directed by the Plan Administrator in writing with a certification to Us that such withdrawal is in accordance with terms of the Plan and applicable law.

POLICY LOANS

12. Loans will be made by Us pursuant to the Certificate to a Participant, or after the Participant's death and prior to the commencement of payments to the Beneficiary, provided that, if the Certificate is used in connection with a Plan, loans will only be permitted to the extent permitted by the Plan as certified in writing to Us by the Plan Administrator. All such loans shall be subject to the requirements of IRC Section 72(p). In addition, the following rules shall apply:

     (a)  All loans shall be evidenced by a loan agreement.

     (b) A non-refundable loan application fee may be charged for each loan application. The amount of this fee will be shown in the loan agreement.

     (c) No actual distributions to repay loans shall be made which would be in violation of IRC Section 403(b)(7) or IRC Section 403(b)(11).

     (d) We reserve the right to specify the minimum loan amount, which shall in no event be in excess of $1,000.

     (e) The maximum amount of the loan (when combined with other then outstanding loans) shall not exceed the least of (i) if applicable, the maximum amount permitted by the Plan (ii) fifty percent (50%) if not made under an ERISA Plan or forty percent (40%) if made under an ERISA Plan, of the Employee's vested account balance from which loans may be taken or (iii) $50,000 reduced by the excess (if any) of (x) the highest outstanding balance of loans from, or secured by, the Certificate during the one year period ending on the day before the date on which such loan was made, over (y) the outstanding balance of loans from, or secured by, the Certificate on the date on which such loan was made.

     (f) We may delay granting a loan for up to six (6) months after We receive Your request.

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     (g)  If the Certificate is annuitized, the loan shall become immediately due and payable in full and, if not repaid, the loan amount (including accrued interest) will be treated as a partial surrender.

     (h) A loan may be prepaid in whole or in part at any time. Any prepayments shall be applied to the last principal due.

     All loans are made by Us and secured from a collateral Fixed Account and certain other amounts in your Certificate; provided that, if the loan is pursuant to an ERISA Plan, the amount transferred plus the additional security shall not exceed fifty percent (50%) of the Employee's vested account balance from which loans may be taken at the time of the loan including earnings on such amounts thereafter as adjusted for the security in outstanding loans. An amount equal to [one hundred percent (100%)] of the principal amount of the loan value will be transferred to the collateral Fixed Account unless instructed to the contrary by the Participant in the case of a Certificate not issued in connection with a Plan, or, in the case of a Certificate issued in connection with a Plan by the Plan Administrator, We will first transfer to the collateral Fixed Account the Subaccount units from the Participant's investment options in proportion to the assets in each option until the required balance is reached or all such variable units are exhausted. The remaining required collateral, if any, will next be transferred from the Fixed Account Options. A collateral Fixed Account shall be maintained with regard to securitization maintained in connection with a loan. No Withdrawal Charges are deducted at the time of the loan and amounts in the collateral Fixed Account may not be withdrawn except to the extent they are in excess of the outstanding loan balance.

     Until the loan has been repaid in full, that portion of the collateral Fixed Account equal to the outstanding loan balance shall be credited with interest at a rate of 2.00% less than the loan interest rate fixed by Us for the term of the loan. The remaining portion of the collateral Fixed Account will be credited with interest at the rate being earned by the Fixed Account. However, the interest rate credited to the collateral Fixed Account will never be less than 3.0%. Specific loan terms are disclosed at the time of loan application or loan issuance. With regard to loans under an ERISA Plan, if we cannot establish a reasonable rate of interest of at least 5% we may decline to make loans under such Plan.

     Loans must be repaid in substantially level payments, not less frequently than quarterly. Loans used to purchase the principal residence of the Participant must be repaid within 20 years; all other loans must be repaid within 5 years. Loan repayments will consist of principal and interest in amounts set forth in the loan agreement. Loan repayments will be allocated between the Fixed Accounts and Subaccounts in the same manner as a Payment. Loan repayments will be allocated to the Certificate in accordance with the most current allocation, unless We agree otherwise. If a Plan or arrangement has multiple contribution type of accounts, we may establish a procedure to order or limit the loan as well as a procedure for allocation of payment and interest on the loan among contribution type of accounts.

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     If the Certificate is surrendered while the loan is outstanding the surrender value will be reduced by the amount of the loan outstanding plus accrued interest. If the Participant dies while the loan is outstanding, the Death Benefit will be reduced by the amount of the loan outstanding plus accrued interest. If Annuity Payments start while the loan is outstanding, the Certificate Value will be reduced by the amount of the outstanding loan plus accrued interest. Until the loan is repaid, We reserve the right to restrict any transfer pursuant to Revenue Ruling 90-24 which would otherwise qualify as a transfer as permitted in the Code and hereunder.

     If a loan payment is not made when due, interest will continue to accrue. A grace period of at least thirty (30) days will be available under the terms of the loan agreement. If a loan payment is not made when due, or by the end of applicable grace period, then the entire loan will be treated as a deemed distribution, will be taxable to the borrower, and may be subject to the early withdrawal tax penalty. Any defaulted amounts, plus accrued interest, will be deducted from the Certificate when the loan goes into default if then permitted under IRC Sections 403(b)(11) and 403(b)(7) or, if not, as soon as so permitted. Additional loans may not be available while a previous loan remains in default.

     Loans may also be subject to additional limitations or restrictions under the terms of the Plan if this Certificate is used in connection with a Plan. Loans permitted under this Certificate may still be taxable in whole or part if the Participant has additional loans from other plans or contracts. We will calculate the maximum nontaxable loan based solely on the information provided to Us by the Participant or the Plan Administrator, in writing.

     Loan repayments must be identified as such or else they will be treated as Payments, and will not be used to reduce the outstanding loan principle or interest due. We reserve the right to modify the term or procedures associated with the loan in the event of a change in the laws or regulations relating to the treatment of loans.

TAX-FREE DIRECT TRANSFERS

13. Direct transfers to another contract qualifying under IRC Section 403(b) or to a custodial account qualifying under IRC Section 403(b)(7) may be made only as permitted by applicable law and, if the Certificate is used in connection with a Plan, the terms of the Plan as certified to Us in writing by the Plan Administrator. Amounts subject to withdrawal restrictions under the IRC may only be transferred to such a contract or account with the same or more stringent restrictions. We may limit the transfer of an account with a loan outstanding unless the loan is included as part of the transferred assets.

DIRECT ROLLOVERS

14. A distributee may elect, at the time and in the manner prescribed by Us, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

     An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include (1) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period or ten years or more; (2) any distribution to the extent such distribution is required under IRC Sections 403(b)(10) and 401(a)(9); (3) the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities) (4) on and after January 1, 1998, any salary reduction hardship withdrawal pursuant to Section 11; and (5) any other distribution which in the future, is determined not to be an eligible rollover distribution under applicable law.

     An eligible retirement plan is an annuity described in IRC Section 403(b), an individual retirement account described in IRC Section 408(a), or an individual retirement annuity described in Section IRC 408(b), that accepts the distributee's eligible rollover distributions. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible rollover plan is an individual retirement account or an individual retirement annuity.

     A distributee includes an Employee or former Employee. In addition, the Employee or former Employee's surviving spouse and the Employee or former Employee's spouse or former spouse who is the alternative payee under a qualified domestic relations order, as defined in IRC Section 414(p), are distributees, within the meaning of this section 14 with regard to the interest of the spouse or former spouse.

     A direct rollover is a plan payment by the plan administrator or Us to the eligible retirement plan specified by the distributee. All distributions shall be made in accordance with IRC Sections 403(b)(10) and 401(a)(31).

ERISA PLANS

15. If the Certificate is used in connection with an ERISA Plan, the following provisions shall also apply:

     (a) In the event of the Employee's death prior to the commencement of Annuity Payments, 50 percent of the vested Certificate Value shall be paid to (1) subject to (2) the surviving spouse of the Employee in the form required by Section 205 or ERISA, unless the spouse elects otherwise in accordance with the requirements of such Section 205; or
          (2) if there is no surviving spouse, or if the surviving spouse has consented in the manner required by Section 205 of ERISA or if applicable regulations otherwise permit, to the Beneficiary under the Certificate. The remaining 50 percent of the Certificate Value shall be paid to the Beneficiary under the Certificate.

     (b) Except as otherwise provided herein, only a joint and 50% survivor Annuity Payment Option with no guaranteed period is available to a married Employee, and the Joint Annuitant must be the Employee's spouse. A married Employee may elect another Annuity Payment Option or designate another Joint Annuitant, provided his or her spouse consents in accordance with the requirements of Section 205 of ERISA, or provided such election is otherwise permitted under such applicable regulations. An unmarried Employee will be deemed to have elected a straight life Annuity Payment Option with no guaranteed period unless the Employee makes a different election in the manner required under
          Section 205 of ERISA.

     (c) Elections and consents required by ERISA may be revoked in the form, time and manner prescribed in Section 205 of ERISA. All elections and consents required by ERISA shall adhere to the requirements of the applicable regulations interpreting Section 205 of ERISA (or any other applicable law), including the requirements as to the timing of any elections or consents.

     (d) If a withdrawal is permitted by the ERISA Plan, no withdrawal, partial or total, may be made without consent of the Employee and the Employee's spouse in the manner required by Section 205 of ERISA, except to the extent that such consent is not required under such applicable regulations. Any withdrawal must be made in the form required under Section 205 of ERISA unless the Employee (and spouse, if applicable) makes an election in the form and manner permitted under such regulations, to receive the benefit in another form. Any loan must conform to the requirements of ERISA, including the requirement of spousal consent.

     (e) If the Employee's Contract Value, Accumulation Value, Certificate Value, or Annuity Value, whichever term is applicable, is $5,000 or less at the time of termination of employment and at all times thereafter, in accordance with Section 205 of ERISA, if permitted by the ERISA Plan and the Plan Administrator certifies to Us in writing that such ERISA Plan requires such distribution and that such amount, when combined with other account balances of the Employee under the ERISA Plan is below the above limit, We will pay such value to the Employee as soon as administratively possible after the termination and receipt of such certification in one lump sum in lieu of annuity benefits.

     (f) Compliance with the requirements of ERISA, including but not limited to those as to elections, beneficiary designations, spousal consents and required notices, is the responsibility of the Plan Administrator and We shall not be responsible for such compliance. We may require prior to taking any action a certification of the Plan Administrator that such action is in accordance with the provisions of the Plan and ERISA and that all necessary notices have been timely given and all elections, designations and consents have been timely and properly made. We may fully rely on such certifications. We may agree in writing with the Plan Administrator that an alternative standard form of benefits or payments to a spouse or other beneficiary in accordance with the terms of the ERISA Plan shall apply in lieu of those under (a) or (b) above so long as such alternative forms satisfy the requirements of ERISA.

     (g) The Contractholder represents and warrants to Us that the ERISA Plan satisfies the requirements of IRC Section 403(b) and of ERISA, that it contains all provisions required to be included in a plan under such Section or ERISA and that all rights exercised by it or the Plan Administrator and all certifications given by it or the Plan Administrator under the Contract will be exercised and given in accordance with the ERISA Plan, such Section and ERISA. We have no responsibility for assuring such compliance and may fully rely on the foregoing representations and warranties.

IRC AND ERISA REQUIREMENTS

16. The provisions of this Endorsement are intended to comply with the requirements of the IRC and, if applicable, ERISA, for IRC Section 403(b) annuity contracts. We reserve the right to amend the Certificate and this Endorsement from time to time, without the Participant's or the Contractholder's consent, when necessary to comply with the provisions of the IRC, related regulations and, if applicable, ERISA, in order to maintain this as an IRC Section 403(b) annuity contract, meeting, if applicable, the requirements of ERISA subject to the extent required of applicable state insurance department approval, to the extent permitted by law. We also reserve the right to return contributions to the extent necessary to assure compliance with the requirements of IRC Section 403(b). No Withdrawal Charge shall apply to any such returned contribution.

     The ability of a Participant to exercise rights under this Certificate and this Endorsement may be further restricted under the Employer's Plan under which this Certificate and Endorsement are issued. Therefore, You might wish to check with the employer sponsor of this 403(b) arrangement before You exercise any rights or make any elections under this Certificate and Endorsement.

At the date of issue of the Contract, Contractholder has provided to Us certifications by the Plan Administrator as to certain provisions of the Plan as required by the Certificate and Endorsement. We shall be entitled to fully rely on such certifications as to the Plan provisions and shall not be required to follow alternative or additional provisions unless they have been certified to us by the Plan Administrator at least thirty (30) days before they become effective and either We agree in writing to follow them, or such alternative or additional provisions are required by applicable law. We may waive in writing the foregoing requirement. In no event will We be responsible for actions or inactions taken by Us prior to thirty (30) days after receipt of any certification as to alternative or additional provisions based on prior certifications or no certification having been provided to Us.

All other terms and conditions of the Certificate remain unchanged.

ANCHOR NATIONAL LIFE INSURANCE COMPANY

/s/ SUSAN L. HARRIS                               /s/ ELI BROAD
-------------------------------                   ------------------------------
      Susan L. Harris                                       Eli Broad
         Secretary                                          President